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         Cityplace II
         Hartford, CT  06103-4103

               Consent of Independent Certified Public Accounts

Board of Directors
American Savings Bank:

We consent to the use of our report dated February 17, 1999, except for Note 17 which is as of June 28, 1999, included in the prospectus of American Financial Holdings, Inc., which is a part of the registration statement on Form S-1 (No. 333-84463) for American Financial Holdings, Inc., a part of the application for conversion and a part of the notice of intent to convert to stock form filed pursuant to 12 CFR 303.161 for American Savings Bank, relating to the consolidated balance sheets of American Savings Bank as of December 31, 1998 and 1997, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 1998. We further consent to the use of our opinions referred to in the prospectus regarding certain income tax consequences of the proposed reorganization and offering and of the proposed charitable foundation.

We consent to the references to our firm under the headings "American Savings Bank Consolidated Statements of Income", "The Conversion--Effects of Conversion to Stock Form--Tax Effects", "Legal and Tax Opinions", and "Experts" in the prospectus.

                                                     /s/  KPMG LLP

Hartford, Connecticut
September 17, 1999